SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C.  20549



                                  FORM 8-K


                               CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



                              September 19, 2000


                              Mallinckrodt Inc.
           (Exact name of registrant as specified in its charter)




        New York                1-483             36-1263901
(State or other jurisdiction   (Commission      (I.R.S. Employer
  of incorporation)              File Number)    Identification No.)



675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


 Registrant's telephone number,                       (314) 654-2000
     including area code

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Item 5.  Other Events
A press release was issued September 19, 2000. The relevant portion of the text of that release was as follows.

          MALLINCKRODT SHAREHOLDERS APPROVE MERGER WITH TYCO

ST. LOUIS, Mo., September 19, 2000 - Mallinckrodt Inc. (NYSE:MKG) shareholders have approved adoption of a merger agreement with subsidiaries of Tyco International Ltd. The action occurred at a special meeting of Mallinckrodt shareholders today in New York.

     Approval of the agreement by Mallinckrodt shareholders is one of several approvals required before the deal can be closed. This transaction remains subject to approval by United States and certain foreign regulatory agencies. While it is difficult to predict a timetable, the companies are working to close the transaction in October.

ABOUT MALLINCKRODT
Mallinckrodt Inc. is a global manufacturer and marketer of specialty medical products designed to sustain breathing, diagnose disease and relieve pain. Named one of America's most admired medical products and equipment companies by Fortune magazine, Mallinckrodt does business in more than 100 countries. In fiscal 2000, combined net sales were $2.7 billion for Mallinckrodt's respiratory, imaging and pharmaceutical product lines. Based in St. Louis, Mo., Mallinckrodt's website address is www.mallinckrodt.com.
                                 ###

Mallinckrodt Inc.


/s/ Roger A. Keller
--------------------
ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: September 20, 2000